Exhibit 3.2

FIFTH CERTIFICATE OF AMENDMENT

OF THE

THIRD RESTATED

CERTIFICATE OF INCORPORATION

OF

AVANT IMMUNOTHERAPEUTICS, INC.

            AVANT Immunotherapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:                       By unanimous written consent in lieu of a meeting of the Board of Directors of the Corporation dated as of January 15, 2008, resolutions were duly adopted setting forth a proposed amendment of the Third Restated Certificate of Incorporation, as amended, of the Corporation, declaring such amendment to be advisable and declaring that such amendment be considered at a meeting of the stockholders of the Corporation previously called at a meeting of the Board of Directors of the Corporation on October 19, 2007. The resolution setting forth the proposed amendment is as follows:

RESOLVED:             The first two paragraphs of Article FOURTH of the Third Restated Certificate of Incorporation, as amended, of the Corporation are hereby amended to read in their entirety as follows:

“FOURTH: “Effective upon the filing of this Certificate of Amendment of the Third Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”), every twelve (12) to twenty (20) shares of the Corporation’s Common Stock, par value $0.001 per share (the “Old Common Stock”) then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date, the exact ratio within the twelve-to-twenty range to be determined by the board of directors of the Corporation prior to the Effective Date and publicly announced by the Corporation, shall automatically be combined into one (1) share of the Corporation’s Common Stock, par value $0.001 per share (the “New Common Stock”), without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be paid out in cash equal to such fraction multiplied by the closing price of the Corporation’s Common Stock one (1) business day prior to the Effective Date). Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The Company shall not be obligated to issue certificates evidencing the shares of New Common Stock issuable as set forth above unless certificates evidencing such shares of Old Common Stock are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

The total number of shares of capital stock which the Corporation shall have the authority to issue is 300,000,000 shares of which (i) 297,000,000 shares shall be common stock, par value $.001 per share (the “Common Stock”) and (ii) 3,000,000 shares shall be preferred stock, par value $.01 per share, all of which shall be designated Class C Preferred Stock (“Class C Stock”) of which 350,000 shall be designated Series C-1 Junior Participating Cumulative Preferred Stock (the “Series C-1 Preferred Stock”).”

SECOND:                  The amendment of the Third Restated Certificate of Incorporation set forth herein was duly authorized by resolution of the Corporation’s Board of Directors and was considered and duly authorized by the stockholders of the Corporation at the Special Meeting of Stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:                      That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, AVANT Immunotherapeutics, Inc., a Delaware corporation, has caused this Fifth Certificate of Amendment of the Third Restated Certificate of Incorporation of the Corporation to be signed this 7th day of March, 2008.

AVANT Immunotherapeutics, Inc.

By:	/s/ Una S. Ryan
Name: Una S. Ryan, Ph.D.
Title: President and Chief Executive Officer